EXHIBIT 21
SUBSIDIARIES OF
ESCO TECHNOLOGIES INC.

STATE OR JURISDICTION OF
	INCORPORATION	NAME UNDER WHICH
NAME	OR ORGANIZATION	IT DOES BUSINESS

Beijing Lindgren ElectronMagnetic Technology Co., Ltd.	People’s Republic of China	Same

Comtrak Technologies, L.L.C.	Missouri	Same

Distribution Control Systems Caribe, Inc.	Puerto Rico	Same

Distribution Control Systems, Inc.	Missouri	Same

ESCO Technologies Holding Inc.	Delaware	Same

ETS-Lindgren, L.P.	Texas	Same and Acoustics Systems

ETS-Lindgren Japan, Inc.	Japan	Same

ETS-Lindgren Limited	England	Same

ETS-Lindgren OY	Finland	Same

Hexagram, Inc.	Ohio	Same

Lindgren R.F. Enclosures, Inc.	Illinois	Same and ETS-Lindgren

Nexus Energy Software, Inc.	Massachusetts	Same

PTI Technologies Inc.	Delaware	Same

TekPackaging LLC	Delaware	Same

VACCO Industries	California	Same